Exhibit 10.1

[Kinross Gold Corporation Letterhead]

October 8, 2003

Board of Directors

Crown Resources Corporation

4251 Kipling Street, Suite 390

Wheat Ridge, CO 80033

LETTER OF INTENT

Gentlemen:

          Members of management of our respective companies have been discussing the possibility of a strategic transaction in which Kinross Gold Corporation ("Kinross") would acquire the business and assets of Crown Resources Corporation ("Crown") other than Crown's interest in Solitario Resources Corporation (the "Acquisition"). Crown has stated its belief that members of its board of directors, executive management team and certain principal stockholders (collectively, the "Stockholders") support, in principle, the transaction proposed by this Letter of Intent (this "Letter") and that the Stockholders are willing, as a part of a definitive agreement with respect to the Acquisition, to enter into a Voting Agreement with respect to the approval of the proposed transaction by the stockholders of Crown.

          As a result of these discussions, Kinross is interested in proceeding with the acquisition of Crown. Except for the provisions of Section B, which are intended to be binding on the parties, and the obligation to work in good faith to pursue the transaction contemplated hereby, the terms of Kinross' proposal as outlined below are preliminary and non-binding on either party. The complete terms of the proposed transaction between the parties will be set forth in a definitive agreement to be executed by the parties hereto.

Section A

          The following numbered paragraphs in this Section A express the understanding of the undersigned parties with respect to the matters described in them, but are expressly understood not to constitute a complete statement of, or a legally binding agreement or commitment on the part of, either of the parties with respect to the matters described in them.

1.      Acquisition of Crown. Subject to the terms and conditions set forth below, Kinross will complete the Acquisition for a fixed exchange ratio of 0.2911 shares of Kinross common stock for each share of Crown common stock outstanding immediately prior to the closing of the Acquisition (the "Exchange Ratio"). If there are convertible notes or warrants or options to acquire Crown common stock outstanding at the time of the Acquisition, Kinross shall acquire such rights in connection with the Acquisition or agree that such rights shall thereafter represent the right to convert to or to acquire, as the case may be, shares of Kinross common stock, all based on the Exchange Ratio set forth above and the existing terms of such rights; provided that, the holders of any convertible notes agree to convert such notes into shares of Kinross common stock immediately following the Acquisition. No fractional shares shall be issued. The Exchange Ratio has been calculated based on there being no more than 45,059,048 shares of Crown outstanding on a fully diluted basis, assuming (i) the conversion of all convertible notes and other convertible rights, (ii) the exercise for cash of all outstanding options, and (iii) the cashless exercise of all outstanding warrants based on a market price of Crown common stock of no more than $2.25 per share, and it shall be a condition to the Acquisition that such number is not exceeded (other than by exercises of warrants for cash or based on a market price higher than $2.25 per share.)

2.     Spinout of Solitario. In connection with the consummation of the Acquisition, Crown will dividend or otherwise distribute to its stockholders its interest in Solitario Resources Corporation. The Exchange Ratio has been agreed to based on the assumption that such distribution will occur.

3.     Form of Transaction. It is contemplated that the transaction will be structured as a "tax-free" reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the receipt of an appropriate legal opinion with respect to the "tax free" nature of the transaction will be a condition to Crown's obligation to consummated the Acquisition.

4.     Regulatory Filings. It is contemplated (i) that Kinross will be obligated to file a registration statement with respect to the issuance of its common stock to Crown stockholders, (ii) that Crown will be obligated to file a proxy/information statement with respect to obtaining stockholder approval of the Acquisition and (iii) that Solitario may be required to file documents with the SEC in connection with the spinout described in Paragraph 2 of Section A. Kinross and Crown agree to cooperate and work in good faith to complete and obtain the effectiveness of such filings and other regulatory filings as may be necessary in connection with the Acquisition as expeditiously as commercially reasonable.

5.     Negotiation of Definitive Agreement. Kinross and Crown agree to proceed promptly to negotiate in good faith a definitive agreement, and other documents contemplated hereby (collectively the "Definitive Agreement"), which will reflect more specifically the understandings outlined in this Letter as well as other matters, issues, terms and/or conditions not contained herein. The Definitive Agreement shall, among other terms:

     (a)     contain such terms, conditions, covenants, representations, warranties, indemnifications, and other provisions as each of the parties believes are necessary or appropriate to safeguard the respective interests of the parties; and

     (b)     provide that the obligations of the parties to consummate the transaction shall be subject to a number of conditions, including (i) effectiveness of the registration statement of Kinross and the completion of the SEC review of the proxy/information statement of Crown; (ii) approval of the Definitive Agreement by the stockholders of Crown; (iii) conversion, to the extent practicable, of all of Crown's outstanding convertible obligations, warrants, options, and other purchase rights into shares of common stock of Crown or shares of common stock of Kinross in connection with the completion of the Acquisition; (iv) receipt of any required approvals from governmental and regulatory agencies on terms reasonably acceptable to the parties; (v) receipt of all necessary consents from third parties; and (vi) the lack of any material adverse change with respect to the financial condition, business operations or prospects of Crown or Kinross.

6.     Conditions to Kinross' Obligations. The obligations of Kinross are subject to satisfaction of the following:

     (a)     confirmation of the ownership by Crown of the Buckhorn Mountain Project;

     (b)     confirmation that the status of the Buckhorn Mountain Project is not materially different than the disclosure contained in the periodic reports of Crown filed with the SEC or the information provided to Kinross to date;

     (c)     confirmation that the fully diluted capital stock of Crown, calculated as set forth in Paragraph 1 of this Letter, which assumes the cashless exercise of outstanding warrants, does not exceed 45,059,048 shares based on a market price of Crown common stock of no more than $2.25 per share;

     (d)     confirmation that the liabilities of Crown, contingent or otherwise, do not exceed those set forth on the June 30, 2003 balance sheet of Crown included in its periodic reports filed with the SEC, plus liabilities incurred since such date in the ordinary course of Crown's business, consistent with past practices, and "change of control," "golden parachute," or other termination payments in accordance with the policies of Crown that may be triggered by the Acquisition or the termination of employees in connection therewith (all such change in control or termination payments not to exceed, in the aggregate, $1.1 million);

     (e)     confirmation that all aspects of the reorganization in connection with the bankruptcy proceeding filed by Crown on or about March 8, 2002, have been complied with and completed and that all of Crown's liabilities or obligations that predated such proceeding (except for those expressly assumed by Crown and reflected on Crown's June 30, 2003, balance sheet) have been satisfied or discharged in full in such proceeding; and

     (f)     the execution of Voting Agreements acceptable to Kinross by Solitario Resources Corporation, Zoloto Investors, LP, and the members of the Board of Directors of Crown.

7.     No Conversion of Derivatives Owned by Crown Senior Lenders. Crown and Kinross acknowledge that in addition to the Crown voting common stock owned by the Crown Senior Lenders, the Senior Lenders own Crown 10% Secured Convertible Promissory Notes and Crown Warrants (collectively the "Derivative Securities"). Notwithstanding any provision of this Letter, the Definitive Agreement and the Stockholder and Voting Agreement contemplated by this Letter or any related agreement to the contrary, in no event shall the Senior Lenders be compelled to convert Derivative Securities into Crown common stock as part of the transactions contemplated by this Letter. Kinross and Crown agree to cooperate and work in good faith to provide for a structure that provides advantageous tax and economic consequences for Kinross, Crown and the other stockholders and rights holders of Crown.

Section B

          Upon execution of this Letter by Crown, the following numbered paragraphs under this Section B will constitute the legally binding and enforceable agreement of Kinross and Crown, in recognition of the costs to be borne by each party in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described therein.

1.     Stockholder and Voting Agreement. Crown agrees to submit to the board of directors of Solitario Resources Corporation and to Zoloto Investors LP the form of Voting Agreement attached hereto as Exhibit A and to use reasonable commercial efforts, subject to applicable legal and fiduciary considerations, to cause such entities to execute such Voting Agreement.

2.     Access to Information and Confidentiality. Crown will give to Kinross, and to its employees, counsel, accountants, and other representatives, access to all properties, books, contracts, documents and records with respect to their affairs as Kinross may reasonably request in connection with the proposed transaction. The parties to this Letter agree that all confidential information that such party or any of their respective officers, directors, employees, counsel, accountants, or other representatives may now possess or may hereafter obtain relating to the other party shall be held in confidence under the provisions of the Mutual Nondisclosure Agreement of even date herewith.

3.     Conduct of Business. Crown agrees that from and after the date of this Letter and until the earlier to occur of the Closing or the termination of this Letter, Crown shall conduct its business in the ordinary course consistent with its normal operations, will use reasonable efforts to preserve the assets and goodwill and value of its business and will not:

     (a)     sell or contract to sell any interest in its assets outside the ordinary course of business;

     (b)     lease, license, transfer, pledge, mortgage, hypothecate or otherwise dispose of any of its assets, except in the ordinary course of business and the dividend or distribution of its interest in Solitario Resources Corporation to its stockholders;

     (c)     issue any capital stock or the right to acquire any capital stock except for the issuance of capital stock pursuant to the exercise of presently exercisable options, warrants or convertible obligations; or

     (d)     enter into any transaction outside the ordinary course of business.

4.     Negotiation with Others.

     (a)     Crown agrees that from and after the date of this Letter until the termination hereof, or the earlier termination of the understandings and agreements contained in this Letter, neither Crown nor any of its officers, directors, stockholders or agents, will directly or indirectly:

          (i)     enter into any transaction with any party other than Kinross relative to a merger or consolidation or any disposition of the assets of Crown or any interest in its business, its capital stock or any part thereof; or

          (ii)     solicit or encourage submission of inquiries, proposals or offers from any other party relative to a merger or consolidation or any potential disposition of Crown's business or its assets or capital stock or any part thereof.

     (b)     Notwithstanding anything to the contrary contained in this Letter, in response to an unsolicited offer, inquiry or proposal, Crown and any of Crown's officers and directors (i) may participate in discussions or negotiations with, review information from, and, subject to compliance with the last sentence of this Subsection (b), furnish non-public information to any third party (a "Potential Acquiror") that has made such offer, inquiry or proposal relative to a merger or consolidation or any disposition of the assets of Crown or any interest in its business, its capital stock or any part thereof (collectively an "Alternative Acquisition") and/or (ii) may approve or accept an unsolicited Alternative Acquisition and may make or authorize any statement, recommendation or solicitation in support of an unsolicited Alternative Acquisition, in each case only if the Crown board of directors determines in good faith (A) that, in the case of subclause (i), such Alternative Acquisition proposal is or is reasonably likely to be or become, or, in the case of subclause (ii) such Alternative Acquisition proposal is, more favorable to Crown and its shareholders than the proposal from Kinross described in this Letter and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, review such information or furnish such information regarding, or approve or accept, the Alternative Acquisition would violate the Crown Board's fiduciary duties under applicable law. In such event, Crown shall promptly advise Kinross in writing of any bona fide discussions regarding a possible Alternative Acquisition, the material terms and conditions of any such Alternative Acquisition and the identity of the Potential Acquiror. Crown shall (i) keep Kinross informed of the status and terms of any such inquiry and Alternative Acquisition proposal and (ii) provide to Kinross as soon as practicable after receipt of delivery thereof with copies of all correspondence and other written material sent or provided to Crown from the Potential Acquiror that describes any of the terms or conditions of a proposed Alternative Acquisition. If Crown proposes to enter into an agreement in connection with an Alternative Transaction, it shall first provide Kinross with the written material described in the preceding sentence and a reasonable period of time (which shall not be less than two (2) business days) during which Kinross may propose changes to the Acquisition proposed by this Letter for consideration by the Crown Board of Directors. Crown may not furnish any of its non-public information to a Potential Acquiror unless it has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Kinross.

5.     Break-up Fees.

     (a)     In the event that Crown does not complete the Acquisition with Kinross as a result of entering into any agreement with any other party (or group as that term is defined in 13(d) of the Securities Exchange Act of 1934, as amended) within six months of the date of this Letter relating to the possible acquisition of Crown or Crown's business, or 25% or more of its assets or its stock, Crown agrees to pay a break-up fee to Kinross of $2,000,000, plus the documented, reasonable, third party expenses of Kinross incurred in connection with the transaction contemplated by this Letter to that date.

     (b)     In anticipation of the transaction contemplated hereby, Crown intends, at Kinross' request, to make a regularly scheduled payment of interest in cash rather than in its common stock. If a definitive agreement with respect to the transaction contemplated hereby is not executed on or before November 15, 2003, for any reason other than the failure of one or more of the conditions set forth in Paragraph 6 of Section A, the decision of Crown not to proceed with the Acquisition contemplated by this Letter, or a breach of the obligations of Crown hereunder, Kinross will purchase Crown common stock for $2.25 per share in an aggregate amount of $407,000, the approximate amount of the interest payment.

6.     Costs. The parties agree that each will be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating this Letter and the transactions contemplated by this Letter, including but not limited to fees and expenses of business brokers, legal counsel, accountants and other facilitators and advisors, except as otherwise specifically set forth herein. Each of the parties represent and warrant that they are not a party to or subject to any agreement for the payment of finder or similar fees in connection with the execution of this Letter, the execution of the Definitive Agreement , or the consummation of the transactions contemplated thereby.

7.     Effectiveness and Termination. This Letter is subject to, and shall not be effective or binding prior to, the approval of this Letter by the board of directors of Kinross and Crown, provided however, that, if either board of directors has not approved this Letter on or before the close of business on Tuesday, October 14, 2003, this Letter shall be terminated. In the event that a Definitive Agreement has not been executed by November 15, 2003, either Kinross or Crown may terminate this Letter. Upon termination, this Letter shall have no force and effect and the parties shall have no further obligations under this Letter, except for the obligations set forth in paragraphs 2 (as to confidentiality), 5 and 6 of Section B, which shall survive the termination of this Letter.

8.     Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed wholly therein.

9.     Press Release. Kinross and Crown shall issue a joint press release concerning this Letter (which press release shall have been approved by the parties and their respective legal counsel) no later than 8:00 a.m. Eastern Standard Time on the day following the execution of this Letter by both parties.

          If you agree with the foregoing general terms as the basis of negotiation, please sign below. The targeted date for the execution of a definitive agreement is October 31, 2003. This proposal is effective from the date of this letter to 5:00 P.M. EST, October 8, 2003, at which time and date the terms of this proposal expire.

          We look forward to working together towards completion of a Acquisition. If you have any questions or would like to discuss the contents of this letter further, please feel free to contact me at (416) 365-5123.

KINROSS GOLD CORPORATION

/s/ John W. Ivany

John W. Ivany

AGREED TO AND ACCEPTED AS OF THE DATE OF THIS LETTER:

Crown:

CROWN RESOURCES CORPORATION

By: /s/ Christopher E. Herald

Christopher E. Herald

Duly Authorized Officer